Exhibit 16

February 24, 2006

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A Amendment No. 2 dated February 24, 2006, of MIAD Systems Ltd. and are in agreement with the statements contained in paragraph (a) therein.  We have no basis to agree or disagree with other statements of the registrant contained in paragraph (b) therein.

Yours very truly,

Sloan Partners LLP